Exhibit 99.3

Letter to Shareholders

Upon becoming our sponsor in late 2017, Brookfield articulated a strategy to transform TerraForm Power into a fully-integrated renewable power company that delivers an annual total return in the low teens to our shareholders. The total return will be comprised of a dividend backed by a payout ratio of 80% to 85% of CAFD and a dividend growth rate of 5% to 8% per year. Three simple pillars underpin our strategy: first, investing on a value basis in operating wind and solar assets in North America and Western Europe; second, enhancing the value of our existing assets by optimizing costs, increasing revenue and investing in organic growth; and third, strengthening our balance sheet. During 2018, we made significant progress in building the foundation to deliver on this long-term strategy.

1)             Investing on a value basis

•                  Deployed $1.2 billion to increase our asset base by 40%: With the acquisition of Saeta, we acquired a ~1,000 MW portfolio of high-quality wind and solar assets primarily in Spain at a very attractive value, and we established a scale operating platform from which we will continue to build our European operations. When we acquired Saeta, there was considerable uncertainty regarding the reset of the regulatory return in Spain in 2020. We priced the deal such that in a conservative downside case we would earn a return on equity within our target range of 9% to 11%. Despite uncertainty regarding the elections in Spain that will take place on April 28, 2019, we are optimistic that the outcome will be significantly better than our underwriting assumption, as there is broad-based support for renewable power amongst the political parties in Spain.

2)             Enhancing the value of our existing assets

•                  Executed an outsourcing agreement for our North American wind fleet that locks in cost savings and enhances revenues: We executed an 11-year Framework Agreement with GE to enter into Long-Term Service Agreements (“LTSAs”) for turbine operations and maintenance as well as other balance of plant services for our 1.6 GW North American wind fleet. Once the LTSAs are fully implemented, which we anticipate will occur in the first half of this year, we expect to realize ~$20 million of annual cost savings on a full-wrap basis. The LTSAs also contain performance guarantees, backed by liquidated damages, that will increase to a level that is in-line with our estimated long term average (“LTA”) generation.

•                  Completed our solar performance improvement plan to enhance revenue: Following irradiation scans of nearly all of our North American solar facilities, we have identified and remediated all high priority issues that caused production deficiencies within our solar fleet. On an annual basis, production from our fleet is expected to increase by 61 GWh per year, which should equate to ~$11 million of revenue on an annual basis. As a result, we anticipate that revenue in 2019 will increase by approximately $8 million compared to 2018 on a resource adjusted basis.

3)             Strengthening our balance sheet

•                  Deleveraged our balance sheet: Our financing plan for the Saeta acquisition was comprised of the issuance of equity and project financings of existing, unlevered assets rather than any new corporate debt commitments. Once we close the final project financings in the first half of 2019 and our results reflect a full year of contribution from Saeta, our balance sheet should deleverage significantly. As a result of this expected deleveraging, Moody’s upgraded TERP’s corporate credit rating to Ba3 following the close of the acquisition.

Financial Results

While we made much progress, 2018 was a transitional year for TerraForm Power. During the course of the year, we accelerated our blade inspection and repair program due to the Raleigh outage and to prepare to turn over operations of our wind farms to GE. This resulted in a significant increase in turbine downtime. In addition, we lost a considerable amount of production from our solar fleet, which operated at an availability of 91% in the first half of the year prior to the initiation of our performance improvement plan.

For the full year 2018, TerraForm Power delivered Net Loss, Adjusted EBITDA and cash available for distribution (“CAFD”) of $(153) million, $590 million and $126 million, respectively. This represents a decrease in Net Loss of $83 million, an increase in Adjusted EBITDA of $152 million and an increase in CAFD of $38 million, compared to 2017. The improvement in our results primarily reflects two fiscal quarters of contribution from Saeta. This contribution was offset by below average North American wind production in part due to an especially strong El Niño and challenging ERCOT pricing dynamics as a result of maintenance of the transmission system, which reduced transfer capacity during peak wind resource season. Thus far in 2019, power prices in the Texas panhandle have improved as the transmission system has been fully on-line.

In 2018, North American wind production was 10% below our LTA. Of the shortfall, 4% can be attributed to poor wind resource, particularly in Hawaii and the Midwest, 2% to abnormally high non-reimbursable curtailment, 2% to the impact of the Raleigh-related outages and 2% to downtime for blade inspections and repairs. Our solar and regulated platforms performed in-line with expectations for the most part. In our solar platform, significantly reduced curtailment in Chile due to debottlenecking of the transmission grid offset low availability in the first half of the year. In our regulated platform, lower than expected solar resource was offset by wholesale electricity prices that averaged 10% higher than the prior year.

Liquidity Update

We continue to progress the execution of the $350 million non-recourse debt component of our financing plan for the Saeta acquisition. We expect to close our third and fourth project financings, raising proceeds of ~$100 million and $90 million, respectively by the end of the first half of 2019.

We also recently launched the refinancing of our wind facility in Uruguay (~95 MW). Based on negotiations with lenders, we are planning on extending the tenor, improving sizing parameters and reducing the margin. Upon expected closing in the second quarter, we anticipate upsizing the financing by approximately $60 million. To further support corporate liquidity, we released $24 million in cash in December by collateralizing reserve accounts with letters of credit at two wind projects in North America. In addition, we launched the consent process for certain Spanish projects to replace cash funded reserve accounts with letters of credit.

Operations

To date, we have signed LTSAs with GE for 10 of 16 projects in our North American wind fleet. In parallel, we have made significant progress obtaining the required lender and tax equity partner consents and are in negotiations with service providers for the early termination of existing service contracts. GE is now fully operating six sites, and we anticipate handing over the remaining sites in the first half of this year.

Beginning in Q3 2018, we solicited proposals for LTSAs for 500 MW of our Spanish wind fleet. The fleet is comprised of turbines manufactured by Vestas, GE, Siemens and Gamesa. Based on proposals that we have received, we are in the process of replacing the current operator of the wind farms with the respective manufacturers. In December, we reached a preliminary agreement with Vestas to extend the O&M contract for our Uruguayan wind farms in exchange for an improvement in technical and economic terms. Finally, we recently launched an RFP to improve the O&M contract terms for our North American solar fleet. Thus far, there has been very strong interest from large third-party providers. Our goal is to lower our cost and improve the alignment of interests by implementing production guarantees with penalties and bonuses based upon performance, similar to our North American wind LTSAs. As a result of these initiatives, we believe that we will be able to reduce annual O&M costs by approximately $6 million, commencing in the second half of this year.

Finally, for our North American and European wind farms, we have commenced the technical analysis and permitting to implement turbine optimization technology, including GE’s Power Up offering. Upon completion, we expect to increase production across our wind fleet and generate approximately $2 million of incremental revenue.

Growth Initiatives

During the year, we continued to advance the 160 MW repowering of our New York wind farms. We believe that there is strong support in the state for investment in renewable power, particularly with Governor Cuomo’s vision for a “Green New Deal” to achieve a 100% carbon-free power grid by 2040. Through engagement with key government stakeholders, including the Governor’s office, the Department of Public Service, and the New York State Energy Research and Development Authority (“NYSERDA”), we have built a strong base of support for a proposal that would benefit our repowerings. In January 2019, NYSERDA expressed support for a plan which includes a greater allocation of renewable energy credits (“RECs”) for repowerings based on their projected increase in production over the status quo, which was largely based on our proposal. On a parallel path, there is a bill in the New York State legislature that would require all electricity suppliers to procure RECs from renewable generators built before 2015. While it is unclear how these processes will unfold, it is encouraging that both the key regulatory agencies and the state legislature are looking to create a competitive market for RECs generated by repowered facilities.

In light of our progress to date, we have accelerated the pace of our repowering efforts in New York. Since we can build these wind farms at a 40% discount to greenfield projects, we plan to replace the existing Clipper turbines that have been derated and have significant operating risk going forward, and we expect to utilize production tax credit (“PTC”) safe-harbored turbines that would increase production by 25% to

30%, we believe we can earn returns above our target range of 9% to 11% on equity based on the existing incentive regime and current wholesale power market prices. If we are able to obtain additional incentives and/or we are able to obtain premium pricing for renewable power, we could achieve significant upside. Finally, we are in discussions with Hawaiian Electric to evaluate options for repowering our Kahuku wind facility on Oahu island. We believe that this project has an attractive value proposition for all stakeholders. Hawaii has a very aggressive goal of 100% carbon free power generation by 2040. This repowering would increase production from Kahuku by 30%, and similar to New York, we would reduce prospective operating cost and risk by replacing the existing Clipper turbines.

During 2018, we invested ~$28 million in organic growth initiatives, which we expect will earn a return on equity of approximately 19%. Highlights include acquiring 6 MW of solar assets under a legacy right of first offer for $4 million, investing $4 million to acquire minority interests, including tax equity interests, investing $4 million in the expansion of one of our solar farms and investing $11 million in our battery energy storage project in Hawaii. Furthermore, in December 2018, we invested $4 million to acquire a regulated 4 MW solar PV asset as part of our consolidation strategy in the fragmented Spanish renewables market.

Regulatory and Counterparty Updates

In December 2018, the Spanish Government published a proposed law, which provides the option of keeping the regulated return at its current level of 7.4% for the next 12 years commencing 2020 for all renewable assets in operation before September 2013. This applies to all of our Spanish assets. In February 2019, following the failure to ratify its budget, the Spanish government announced that new elections will be held on April 28, 2019. Despite this uncertainty, we are optimistic that a favorable outcome on the regulated return will be achieved, in light of broad based support for renewable power amongst Spanish political parties as well as the recommendation of a 7.1% regulated return put forward by the CNMV, which is an independent Spanish state agency. However, with the pending election, this could delay the timeline for ratification of the law and could also result in a change to the proposed regulated rate of return.

Facing billions of dollars in claims over deadly wildfires in California, PG&E filed for bankruptcy on January 29, 2019. The bankruptcy filing has not resulted in an event of default for any of our projects with PG&E as an offtaker. At this stage, it is unclear whether PG&E will be able to reject its existing renewable power contracts. Even though our PG&E exposure is less than 1% of our portfolio, we have joined with other industry players to advocate for continuing to honor existing renewable power purchase contracts.

Outlook

As we look forward, we are optimistic about TerraForm Power’s prospects in light of the foundation for growth that we built in 2018. The following table provides an illustrative run rate of Adjusted EBITDA and CAFD as a result of the strategic growth and margin enhancement initiatives we began to undertake in 2018.

(all $ in millions)	2018 Estimated Uplift(2),(6)	Incremental Value of Normalization of Resource and Curtailment(3),(6)	Incremental Value of Completion of Margin Enhancement Initiatives(4),(6)	Illustrative Run Rate(5),(6)
Adjusted EBITDA(1)	$739	$28	$43	$810
CAFD(1)	$154	$28	$41	$223

(1)         Adjusted EBITDA and CAFD are supplemental Non-GAAP measures that should not be viewed as alternatives to GAAP measures of performance, including net income (loss), operating income or net cash provided by operating activities. Our definitions and calculation of these Non-GAAP measures may differ from definitions of Adjusted EBITDA and CAFD or other similarly titled measures used by other companies. We believe that Adjusted EBITDA and CAFD are useful supplemental measures that may assist investors in assessing the financial performance of the Company. None of these Non-GAAP measures should be considered as the sole measure of our performance, nor should they be considered in isolation from, or as a substitute for, analysis of our financial statements prepared in accordance with GAAP, which are available on our website at www.terraform.com, as well as at www.sec.gov. We encourage you to review, and evaluate the basis for, each of the adjustments made to arrive at Adjusted EBITDA and CAFD.

(2)         This amount represents what we believe is a reasonable estimate for Adjusted EBITDA and CAFD, based on the actual Adjusted EBITDA and CAFD for the year ended December 31, 2018, plus the estimated uplift for each metric based on our estimated value of a full year’s contribution of Saeta assets to each metric.

(3)         This amount represents what we believe to be the incremental value of normalization of resource availability and curtailment, assuming these amounts equal our LTA generation levels. Achieving LTA generation levels depends on, among other things, there being suitable wind conditions and suitable levels of irradiance at our facilities as well as on other factors over which we have no control. Please see Item 1A. Risk Factors in our most recent Annual Report on Form 10-K.

(4)         This amount represents what we believe to be the incremental value of the completion of certain of our margin enhancement initiatives, assuming (1) the LTSAs with GE (including the production guarantees provided for in certain of the LTSAs) have been in place for a full year, thereby allowing us to achieve our estimated target of a full year of savings in O&M costs as a result of the LTSAs, and (2) the solar performance improvement plan (“PIP”) has been in place for a full year, thereby allowing us to achieve our estimated target of a full year of additional revenue generated as a result of the solar PIP. In implementing these margin enhancement initiatives, we do not expect our fixed or variable operating costs to change significantly. The majority of our direct operating costs, interest expense and management fees for each of our facilities are fixed by contract. In addition, we do not expect there will be a material impact on our variable operating costs based on implementing these margin enhancement initiatives.

(5)         This amount represents the sum of the preceding three columns.

(6)         This is a forward-looking statement based on our expectations and assumptions at this time. While we believe these expectations and assumptions to be reasonable, we make no assurance that these expectations and assumptions will prove correct, and actual results may vary materially. For additional information regarding risks and uncertainties regarding our forward-looking statements, please also review Item 1A. Risk Factors of our most recent Annual Report on Form 10-K, as well as our subsequent filings with the SEC.

First of all, going forward TerraForm Power will benefit from a full year of contribution from the Saeta acquisition, which is very accretive. Secondly, in 2018 wind production was significantly below our LTA. Although it is inherently variable, we expect that wind resource should improve compared with 2018 levels. If wind resource reaches P50 production levels and we experience normalized curtailments, we believe our Adjusted EBITDA and CAFD will increase by $28 million. Finally, we expect to realize significant upside from the margin enhancement initiatives that we executed in the past year. Once we fully transition O&M of our North American wind fleet to GE, we will realize cost savings that we expect will approximate $20 million per year. In addition, we expect to benefit from production guarantees backed by liquidated damages that will increase to levels consistent with our LTAs, which we expect will yield $15 million in incremental revenue on an annual basis and significantly mitigate the risk of operational challenges like those experienced last year. We believe we will also realize incremental revenue of approximately $8 million over 2018 from the solar performance improvement plan. In total, these completed margin enhancement initiatives are expected to generate up to $43 million of additional run rate Adjusted EBITDA.

In addition to these building blocks, we expect to execute additional margin enhancement activities during 2019, primarily within our European portfolio, and to progress our repowerings in New York and Hawaii. We also expect to actively pursue opportunities to deploy capital on a value basis. As part of our Spanish renewable consolidation strategy, we are considering a number of acquisitions. We believe that the greater uncertainty regarding the regulated rate of return should lead to opportunities to acquire assets at more attractive prices. As we grow our business, we will strive to further strengthen our balance sheet, with a long-term objective of achieving an investment grade rating.

As a result of this progress, we are pleased to announce that, on March 13, 2019, our Board declared a quarterly dividend with respect to our Class A common stock of $0.2014 per share. This dividend represents a 6% increase over TerraForm Power’s Q4 2018 dividend — in line with our dividend growth target of 5% to 8% per year. We anticipate that this dividend amount will be within our targeted payout ratio range of 80% to 85% of CAFD.

As always, we look forward to updating you on our progress in executing our business plan over the coming quarters.

Sincerely,

John Stinebaugh

Chief Executive Officer

March 14, 2019